Exhibit (p)(7)

D. SECTORAL CODE OF ETHICS AND INSIDER TRADING PROCEDURES

1. Definitions

References to the following terms in this section have the meanings set out below. For the purposes of interpreting the provisions in this Section, terms also defined in another part of this Manual shall have the meaning set out below.

A.	Acquisition or acquire Any purchase and the receipt of any gift or bequest of a covered security.

B.	Access Person Any director, officer or advisory person of Sectoral. Advisory person means:

1.	Every employee of Sectoral (or of any company in a control relationship to Sectoral) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of covered securities by a fund or other client, or whose functions relate to the making of any recommendations about these purchases or sales of covered securities by a fund or other client; and

2.	Every natural person in a control relationship to Sectoral who obtains or has access to information about recommendations made to a fund or other client concerning the purchase or sale of a covered security and every other employee or independent contractor of Sectoral designated as an access person by the CCO.

C.	Beneficial Ownership A direct or indirect “pecuniary interest” (as defined in subparagraph (a)(2) of rule 16a-1 under the 1934 Act) that is held or shared by a person directly or indirectly (through any contract, arrangement, understanding, relationship or otherwise) in a security. While the definition of “pecuniary interest” in subparagraph (a)(2) of rule 16a-1 is complex, the term generally means the opportunity directly or indirectly to profit or share in any profit derived from a transaction in a security. See the examples at the back of this code.

D.	Client In respect of Sectoral, any client, including a private fund, for which Sectoral manages assets. Any reference to client accounts refers only to accounts managed by Sectoral and not accounts managed by others.

E.	CCO The officer who is responsible for enforcing and interpreting this Code. The current CCO is Elizabeth Lazaro, CA. In the absence of the CCO, the alternative CCO is responsible for enforcing and interpreting this code. The current alternative CCO is Jérôme Pfund, CFA.

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F.	Control The power to exercise a controlling influence over the management or policies of a company, unless this power is solely the result of an official position with Sectoral.

G.	Covered Security Any security other than those excluded in subparagraphs 1 through 4 of this paragraph. The term Covered Security includes any type of equity or debt security, any rights to acquire, dispose of or otherwise relating to the security, such as put and call options, warrants and convertible securities, and any other derivative instrument based on the security. Covered Securities are listed and unlisted healthcare companies worldwide and any other securities held or being considered for purchase by any client. Covered Securities exclude:

1.	Transactions and holdings in direct obligations of the U.S. Government.

2.	Money market instruments.

3.	Shares of Money Market Funds.

4.	Transactions and holdings in open-ended registered investment companies, unless Sectoral or a control affiliate acts as an adviser, sub-adviser or principal underwriter.

5.	Transactions in units of a UIT if the UIT is invested exclusively in unaffiliated Funds.

H.	Disposition or dispose Any sale and the making of any personal or charitable gift of covered securities.

I.	Employee Any officer, director or employee (but not an independent director) of Sectoral who is subject to Sectoral’s supervision and control and acting for an account in which any of the following persons has direct or indirect beneficial ownership:

(i)	the employee, the employee’s spouse or minor children or any member of the employee’s immediate family sharing the same household (an “employee account”), or

(ii)	the employee or an immediate family member of the employee (for example, a family trust) if the account receives investment advice of any kind from the employee (a “family account”).

*	Federal Securities Laws: Advisers Act Rule 204A-1 defines the term “Federal Securities Laws” to include: (1) the Securities Act of 1933, as amended; (2) the Securities Exchange Act of 1934, as amended; (3) the Sarbanes-Oxley Act of 2002; (4) the 1940 Act; (5) the Advisers Act; (6) Title V of the Gramm-Leach-Bliley Act of 1999; (7) any rules adopted by the SEC under those statutes; (8) the Bank Secrecy Act, as it applies to funds and investment advisers; and (9) any rules adopted under relevant provisions of the Bank Secrecy Act by the SEC or the Department of the Treasury.

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J.	Fund In respect of Sectoral, any investment company registered under the Adviser’s Act or any series of a registered investment company for which Sectoral acts as investment adviser or sub-adviser.

K.	Immediate family member An employee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother- or father-in-law, sister- or brother-in-law, and son- or daughter-in-law. This term includes adoptive relationships.

L.	Independent director Any director of Sectoral with all of the following characteristics:

1.	The director holds no office or affiliation with Sectoral other than (1) his or her service as a director and/or (2) his or her ownership of less than 5% of Sectoral’s outstanding voting securities.

2.	The director has no (1) involvement with the day-to-day operations of Sectoral or (2) access to current information about recommendations made by Sectoral to a Fund or other client concerning the purchase or sale of a covered security. Current information means information about recommendations or transactions that were made within the last 15 days.

M.	Initial public offering An offering of securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of section 13 or 15(d) of the 1934 Act.

N.	Investment Person Any access person who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of covered securities by a client. Investment persons generally include portfolio managers and analysts whose primary responsibilities include recommending and selecting securities for the accounts of clients.

O.	Limited offering An offering that is exempt from registration under the 1933 Act pursuant to section 4(2) or section 4(6) of the 1933 Act or rule 504, 505 or 506 under the 1933 Act.

P.	Purchase Among other things, the writing of an option to purchase a security.

Q.	Sale Among other things, the writing of an option to sell a security.

R.	Security A security as defined in section 2(a)(18) of the Advisers Act.

S.	Short- Term Trading The sale of a covered security (or closing of an option on the covered security) within 90 days after purchasing the covered security (or entering into the option). The exercise by the holder of an option written by the employee is not a closing of the option. For sales that require pre-clearance, all sales of a particular security covered by the same written approval will be treated as a single transaction. For sales that do not require pre-clearance, all sales of a particular security effected within any period of 5 business days will be treated as a single transaction.

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T.	Supervised person includes any employees, partners, officers, directors (or other persons occupying a similar status or performing similar functions) as well as any other persons that provide advice on the investment adviser’s behalf and are subject to the investment adviser’s supervision and control.

2. General Principles

All Employees should always place the interests of clients ahead of their own. Each Employee should conduct all personal securities transactions in a manner that is consistent with this Code of Ethics and avoids any actual or potential conflict of interest. No Employee may misuse information about client accounts, abuse the Employee’s position of trust and responsibility or take inappropriate advantage of the Employee’s position.

All Supervised Persons are required to comply with the Federal Securities Laws, to acknowledge receipt of this Code and to report any violations of this Code promptly to the CCO.

SFC CODE OF CONDUCT CAN BE FOUND CAN BE FOUND IN SECTION J: OBLIGATIONS TOWARDS THE SFC

3. Prohibited Transactions in respect of Sectoral

A.	Fraudulent Practices No Access Person, in connection with the purchase or sale, directly or indirectly, by that Access Person of a Covered Security held or to be acquired by a Fund or other Client, may:

1.	employ any device, scheme or artifice to defraud a Fund or other Client;

2.	make to the Fund or other Client any untrue statement of a material fact or omit to state to a Fund or other Client a material fact necessary in order to make the statement made, in light of the circumstances under which it was made, not misleading;

3.	engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon a Fund or other Client; or

4.	engage in any manipulative practice with respect to a Fund or other Client.

B.	Personal Trading in Securities Held by Clients or Subject to Pending Trades. No Employee may purchase or sell any Covered Security provided, however, that an Employee may sell a Covered Security held by such employee prior to becoming an Employee subject to the pre-clearance requirement.

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C.	Excessive Short-Term Trading Although short-term trading is not absolutely prohibited, Employees are hired and compensated with the expectation that they will invest for their Employee and family accounts on a long-term basis. Short-term trading is excessive when it:

1.	presents an unacceptable risk of conflicts with the interests of Clients,

2.	may over time impair the Employee’s judgment on behalf of Clients, or

3.	may unduly occupy an Employee’s thoughts and time during working hours.

No Employee may engage in a pattern of short-term trading that the CCO has determined to be excessive. The CCO will make this determination case-by-case, taking into account all relevant factors, including prevailing securities market conditions and the types of securities traded. Although there is no generally applied standard in the marketplace as to what level of trading activity is excessive, Sectoral generally considers trading in Fund shares to be excessive if an Employee:

1.	sells shares within a short period of time after the shares were purchased;

2.	makes two or more purchases and redemptions within a short period of time; or

3.	enters into a series of transactions that is indicative of a timing pattern or strategy.

D.	Late Trading and/or Market Timing. No Employee may engage in late trading with respect to any Fund. In addition, Access Persons are discouraged from engaging in excessive and short-term trading practices, such as market timing, with respect to transactions in any Fund.

Late trading occurs when an Employee places an order after a Fund’s trading deadline (i.e., after the time of day as of which the Fund calculates its net asset value (NAV) per share) and the order receives that current day’s NAV price. The purpose of late trading is to attempt to take advantage of potential late-breaking market news and price movements. Late trading is a violation of the federal securities laws because it allows an investor who has learned, after the close of the market, information that might impact a Fund’s share price on the following day to place an order for Fund shares at the current day’s NAV.

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Any purchase or redemption orders placed by an Employee after a Fund’s trading deadline must be entered for execution on the following business day. No exceptions may be granted. Notwithstanding the foregoing, there may be legitimate reasons to modify, amend or cancel trades due to operational error by the transfer agent or the broker-dealer in completed trades received in a timely manner provided that the Fund does not incur a loss as a result of the “as of” transaction.

In order to seek to detect market timing, the CCO shall monitor selected trades.

E.	Other Manipulative Trading Practices. Section 9(a)(2) of the 1934 Act makes it unlawful for any person, acting alone or with others, to effect a series of transactions in any security registered on a U.S. national securities exchange creating actual or apparent active trading in the security or the appearance of depth or liquidity, or raising or depressing the price of the security, for the purpose of inducing the purchase or sale of the security by others. Rule 10b-5 has been interpreted to prohibit the same types of trading practices in OTC securities. The thrust of these prohibitions is that no Firm employee may, alone or with others, in trading for either a client account or a personal account:

1.	engage in trading or create the appearance of trading activity for the purpose of inducing purchases or sales by others; or

2.	engage in trading or create the appearance of trading activity for the purpose of causing the price of a security to move up or down, in order to take advantage of that price movement by buying or selling at the resulting price.

Bona fide trading activity without a manipulative purpose is permitted even if the trader knows it will (or is likely to) affect the price and will affect trading volume. The prohibition extends only to activity with the purpose of artificially affecting the price of a security, not to price changes that are the incidental result of ordinary buy or sell programs or supply and demand factors.

Some examples of prohibited manipulative practices are:

Matched orders: Placing one or more buy/sell orders with knowledge that one or more sell/buy orders for same security, substantially same size & price, have been or will be entered at substantially the same time, for the purpose of creating a false or misleading appearance of active trading.

Circular transactions (“daisy chain”): Prearranged transactions among a series of participants in which the initial seller /buyer is also the ultimate buyer/seller, so as to create a false or misleading impression of active trading (or to avoid some other regulatory requirement).

Marking the Close/Open: Attempting to influence the closing/opening price of a security by placing orders at or near the close/open of the market.

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“Spoofing”: Placing orders and canceling them before execution in order to attract market interest and/ or affect market conditions.

“Painting the tape”: Entering orders in order to inflate the apparent trading volume of a security.

Abusive “Squeezes”: Accumulating a security and/or preventing the selling of the security from customer accounts to the street, so as to lock up all available shares, artificially raise the price of the security, and hinder the ability of others to sell the security short.

Wash trades: Cross trades between accounts that, considered together, result in no change in beneficial ownership of a security. (Unlawful if the trades are effected for the purpose of creating a false or misleading appearance of active trading, or for another improper purpose.)

If you have questions about these or other potential examples of prohibited trading practices, you should consult the CCO.

F.	Transactions With or Involving Sectoral Clients No Employee may directly or indirectly sell to or purchase from a Client any security or other property, other than shares or other securities issued by a Fund or by any other Private Fund managed by Sectoral. Each Employee must also refrain from knowingly engaging in any transaction (1) to which a Client is a party or (2) that materially affects the interests of a Client.

G.	Disclosure of Confidential Adviser Information No Employee may disclose unnecessarily or for personal gain to any person outside Sectoral any confidential information about (1) Sectoral’s research, (2) the portfolio or actual or proposed securities transactions of any Client, or (3) any other confidential information about a Client. All information about Sectoral and its Clients is considered confidential unless it has been publicly announced or reported, or there is a valid business reason for disclosing the information.

H.	Inside Information No Employee may use or trade on the basis of inside information about any issuer of securities, whether on behalf of the Employee, a Client or any other person. Inside information is material information not generally available to the public. No Employee may solicit inside information from any company, whether or not Clients own the company’s stock or Sectoral analysts follow the company. Any Employee who inadvertently receives inside information should contact the CCO immediately.

I.	Improper Use of Funds No Employee may pay, or offer or commit to pay any consideration which might be or appear to be a bribe, kickback or other improper payment in connection with Sectoral’s business. Any Employee who learns of any such payments or has any questions on this subject should immediately contact the CCO.

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J.	Solicitation of Contributions and Political Activities

1.	Employee Solicitations. No Employee may solicit any charitable, political or other contribution on Sectoral letterhead, while referring to Sectoral in connection with the solicitation or in person while on Sectoral business. An Employee who uses other permitted media to solicit such a contribution from Sectoral’s vendors must refrain from suggesting that the contribution is required to keep Sectoral’s business.

2.	Restrictions on Sectoral’s Political Activities. Sectoral does not and will not, directly or indirectly, make payments to, or endorse or support, political parties, public officials, PACs or political causes. Sectoral does not, and will not, establish, maintain or control any PAC. This prohibition covers not only monetary contributions, but also assistance or support of candidates, political parties or political committees through the purchase of tickets to special dinners or other fundraising events, or the furnishing of any other goods, services or equipment to an official (or any official’s campaign), to political parties, or to any other political committee, including PACs. In addition, employees are prohibited from committing any of Sectoral’s resources to do any of the foregoing, without prior written approval from the CCO. Sectoral does not, and will not, engage third party agents to solicit investment advisory business from any government entity on Sectoral’s behalf.

3.	Restrictions on Political Activities of Covered Employees. No “covered employee” or “covered employee affiliate” (each as defined in Rule 206(4)-5 of the Advisers Act) may, directly or indirectly, without the prior review and written approval of the CCO:

•	make any payment to, or for the benefit of or at the request of, any public official, PAC or political party;

•	establish, maintain or control a PAC; or

•	coordinate, or solicit any person (including any family member, political party or PAC) to make any payment to a public official, PAC or political party.

4.	Request for Approval of Certain Political Activities. If a covered employee or covered employee affiliate desires to make a payment, or to coordinate or solicit any other person to make any payment to, or for the benefit of or at the request of, any public official, PAC or political party, then the covered employee will submit such payment to the CCO for review and approval prior to making or soliciting any such payment.

The CCO will determine whether the making or solicitation of a particular payment by a covered employee constitutes a violation of this policy or otherwise adversely affect Sectoral’s ability to raise capital from government entities and/or to receive compensation with respect to investment management services performed by Sectoral, under applicable law. The CCO will apply this policy objectively and will not make any determination based on political association and/or affiliation.

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5.	Initial and Annual Compliance Certification by Covered Employees. Each covered employee must certify, as of the effective date of this policy and annually thereafter, that he or she has read and understands this policy and will comply with this policy. Such certification may be accomplished by means of the covered employee’s general certification of compliance with Sectoral’s compliance policies. The CCO may require, in his or her sole discretion, re-certification by each or any subset of covered employees at any time.

6.	Books and Records. The CCO will cause to be maintained books and records of:

•	The names, titles and business and residence addresses of all covered employees;

•	All government entities to which Sectoral has provided investment advisory services (directly or by means of an investment in a pooled vehicle managed by Sectoral during the past five years, from and after September 13, 2010;

•	A record of all direct and indirect Payments by Sectoral or any covered employee to (i) a public official, (ii) political party of a state or political subdivision, or (iii) PAC, including the contributor’s name and title, the recipient’s name and title (including any city/county/state or other political subdivision), the amount and date of the Payment, and whether the contribution was the subject of the exception for certain returned contributions; and

•	Certifications of compliance with the foregoing policy from each covered employee.

PROHIBITED TRANSACTIONS FOR SECTORAL HK CAN BE FOUND IN SECTION J: OBLIGATIONS TOWARDS THE SFC

K. Gifts or Other Preferential Treatment

A. In respect of Sectoral and Sectoral HK

No employee or member of his or her immediate family living in the same household may seek or accept gifts, favors, preferential treatment or special arrangements of material value from any broker, dealer, investment adviser, bank, financial institution or other supplier of goods or services to Sectoral/Sectoral HK, on behalf of itself or its Clients. The following table provides a non-exclusive list of examples of items that are considered or not considered to have material value.

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Items with Material Value Do not Accept	Items without Material Value You May Accept
Any gift with a value of over CAD250 or which, together with other gifts received from the same source during the same calendar year, has a value of over CAD250	Occasional lunches and dinners conducted for business purposes attended by a representative of the business relationship
Occasional attendance at theater, sporting or other entertainment events attended by a representative of the business relationship

Entertainment (such as sporting events, theater, golf games, etc.) of a recurring nature from the same source	Occasional cocktail parties or similar social events conducted for business purposes attended by a representative of the business relationship

The cost of transportation to, and lodging and meals while in, a place outside the Montreal and Geneva Metropolitan area, unless the receipt of these items has been approved in advance by the CCO	Small gifts (usually in the form of reminder advertising) such as pens, calendars, etc., with a cumulative value during any one calendar year of not more than CAD250 per source.

Personal loans to the Employee or family member on terms more favorable than those generally available to persons of comparable credit standing and with comparable collateral

Preferential brokerage commissions or spreads for, the allocation of stock in ‘new issue’ initial public offerings to or the opportunity to buy securities in a limited offering for an Employee or account of an Employee

Notwithstanding the above examples, an Employee may not, under any circumstances, accept anything that could lead to or reinforce the appearance of any conflict of interest. For example, an Employee may not accept any gift that appears to be a reward or inducement for directing Sectoral’s business to the giver or the giver’s employer. Employees should consult with the CCO if there are any questions as to whether the receipt of a gift or business entertainment is acceptable under this Code.

B. In respect of Sectoral HK

(i)	Prevention of Bribery Ordinance. Hong Kong Employees should be familiar with the PBO and follow related guidance issued by the ICAC. Hong Kong Employees are generally prohibited from accepting an advantage without the written permission of the CCO when conducting Sectoral HK business.

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Pursuant to the PBO, it is an offence for any Director or Hong Kong Employee to solicit or accept an advantage as an inducement to, or reward for, his doing or forbearing to do any act in relation to his employer’s affairs without the permission of his employer. Any person who offers an advantage in this circumstance is also guilty of an offence. The term “advantage” includes money, gift, loan, fee, reward, employment, contract, service and favour, etc but does not include entertainment such as food or drink which is provided for immediate consumption on the occasion.

Any Director or Hong Kong Employee who, with intent to deceive his employer, falsifies documents or furnishes false accounting records may be guilty of an offence under the PBO.

No Hong Kong Employee shall solicit, accept or retain personal benefits from the client or its investors, or any company or individual doing or seeking to do business with Sectoral HK. Hong Kong Employees should actively discourage such parties from offering personal benefits of all kinds, including every type of gift, favour, service, loan, fee or anything of monetary value.

The relevant statutory provisions pertaining to giving or acceptance of advantages are contained in Section 9 of the PBO.

Where there is a difference among the PBO, the ICAC and the applicable anti-bribery laws of the jurisdictions relevant to Sectoral HK’s activities as to permissible standards of conduct, Hong Kong Employees are required to comply with the more onerous requirements/obligations.

4. Activities and Transactions that Require Pre-clearance or Waivers

A.	Pre-clearance Requirement. No Employee may engage in any of the activities described in this section unless the Employee applies for and obtains advance written approval from the CCO.

1.	Initial Public Offerings. Purchasing any securities in an initial public offering.

2.	Limited Offering. Purchasing any securities in a limited offering (i.e., including private placement of a pooled fund such as a private equity, venture or hedge fund).

3.	Service on Unaffiliated Company Boards. Serving as a director or trustee of an unaffiliated company.

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4.	Outside Fiduciary Positions. Accepting an appointment or serving as a trustee, executor, custodian or other fiduciary, or as a private investment adviser or counselor, for any outside account.

5.	Outside Consulting Services. Becoming involved in consultations or negotiations for corporate financing, acquisitions or other transactions for outside companies (whether or not held by any Client) or negotiating or accepting a fee in connection with these activities.

6.	Sales of certain Covered Securities. An Employee must obtain advance written approval from the CCO in order to voluntarily sell from an Employee or family account any Covered Security. (This would ordinarily occur if the security were held in the Investment Person’s Employee or family account before the security is acquired for a Client account). The CCO may grant this approval if he determines that:

a)	Preventing the sale would impose undue hardship on the Employee; or

b)	The sale would not reflect adversely on the suitability of the security for client portfolios.

7.	Opening of new personal brokerage accounts. An Employee must obtain advance written approval from the CCO before opening a new account with a securities dealer.

8.	Political Contributions. Making (or soliciting) a payment to any person holding or running for public office is subject to the pre-approval requirements in Section 3.5 of this Code of Ethics.

B.	Waivers. The CCO, after consultation with the appropriate personnel of Sectoral, may grant a written waiver from any of the substantive provisions of this Code if the CCO determines that the waiver (1) is justified to avoid undue hardship to the affected employee, (2) would not lead to any of the abuses or potential abuses that this Code is designed to prevent, and (3) would not violate any provision mandated by the Advisers Act. Employees should not expect waivers to be routinely granted and are discouraged from seeking waivers except in unusual circumstances.

5. Exemptions

The following transactions are exempt from the substantive restrictions and pre-clearance requirements in Sections III.D.4.A., III.D.7 and III.D.8, but not from the reporting provisions, of this Code.

A.	No Influence or Control. Purchases or sales of securities for an account over which the Employee has no direct or indirect influence or control.

B.	Non Volitional Transactions. Purchases or sales of securities which are non volitional on the part of the employee. These include:

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1.	Options Exercises by Others. The purchase or sale of a security in conformity with an Employee’s contractual obligations under a put or call option sold (written) in compliance with this Code and exercised by the holder of the option. An exercise does not include the closing out of an option by the Employee.

2.	Margin Call. The sale by a broker-dealer of a security in a margin account maintained with the broker-dealer by an Employee pursuant to a bona fide margin call, but only if the withdrawal of collateral from the account was not a factor contributing to the occurrence of the margin call.

C.	Automatic Purchases or Sales. Purchases or sales of securities that are part of an automatic dividend reinvestment, cash purchase or withdrawal plan, but only if the Employee makes no adjustment to the amount of securities purchased or sold under the plan.

D.	Exercises of Rights. Purchases of securities resulting from the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent these rights were acquired by the Employee from the issuer, and sales of rights so acquired.

E.	All or None Tender Offers. Tenders of securities pursuant to tender offers which are expressly conditioned on the tender offeror’s acquisition of all of the securities of the same class.

6. Brokerage Accounts

Employees must direct their brokers to supply to the CCO on a timely basis duplicate copies of confirmations of all Covered Securities transactions in which the Employee has a beneficial ownership interest and related periodic statements for all Employee and family accounts, whether or not one of the exemptions listed in section 6 applies. If an Employee is unable to arrange for duplicate copies of confirmations and periodic account statements to be sent to the CCO, the employee must immediately notify the CCO.

7. Reporting Requirements in respect of Sectoral

Except as indicated below, every Access Person subject to this section 8 must submit to the CCO, on forms designated by the CCO, the following reports as to (1) all Covered Securities and brokerage accounts in which the Access Person has, or by reason of a transaction, acquires beneficial ownership, whether or not the Employee had any direct or indirect control over the Covered Securities or accounts and (2) all family accounts, in each case, including reports covering securities and accounts exempted by section 6.

A.	Initial Holdings Reports. Not later than 10 calendar days after an Access Person (other than an independent director) becomes an Access Person, the following information:

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1.	The title, number of shares and principal amount of each Covered Security (x) in which the Access Person had any direct or indirect beneficial ownership and (y) that was included in a family account when the Access Person became an Access Person.

2.	The name of any broker, dealer or bank with whom the Employee maintained (x) an account containing securities (including but not limited to Covered Securities) in which the Access Person had any direct or indirect beneficial ownership or (y) a family account, each as of the date the Access Person became an Access Person.

3.	The date the report is being submitted by the access person.

The report should be current as of a date no more than 30 calendar days prior to becoming an Access Person.

B.	Quarterly Transaction & Holdings Reports. Not later than 10 calendar days after the end of each calendar quarter, the following information:

1.	Covered Securities Transaction. For any acquisition or disposition during the calendar quarter of a Covered Security (x) in which the Access Person had any direct or indirect beneficial ownership and (y) that was included in a family account:

a.	The date of the acquisition or disposition, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security.

b.	The nature of the acquisition or disposition (i.e., purchase, sale, gift or any other type of acquisition or disposition).

c.	The price of the Covered Security at which the acquisition or disposition was effected.

d.	The name of the broker, dealer or bank with or through which the acquisition or disposition was effected.

e.	The date the report is being submitted by the access person.

However, Independent Directors are not required to submit holdings reports.

2.	Brokerage Accounts For (x) any account established by an Access Person (other than an Independent Director) containing securities (including but not limited to covered securities) in which the person had a direct or indirect Beneficial Ownership and (y) a family account during the quarter:

a.	The name of the broker, dealer or bank with whom the Access Person established the account.

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b.	The date the account was established.

c.	The date the report is being submitted by the Access Person.

3.	If There Are No Transactions or New Accounts If no reportable transactions in any Covered Securities were effected or new accounts opened during a calendar quarter, the affected Access Person must submit to the CCO, within 10 calendar days after the end of the quarter, (for all Access Persons) a report stating that no reportable Covered Securities transactions were effected and (for Access Persons other than Independent Directors) no new accounts were opened during the quarter.

C.	Identification of Exemptions. Every report concerning a Covered Securities transaction that would be prohibited by section 3, 4 or 5 if an exemption were not available under section 6 must identify the exemption relied upon and describe the circumstances of the transaction.

D.	Avoiding Duplicative Reports. Notwithstanding paragraph B of this section 8, an Access Person need not make quarterly transaction reports under this Code of Ethics if the reported information would duplicate information, provided such information is furnished within 10 calendar days of the end of the quarter and it is:

1.	contained in a broker confirmation or account statement submitted in accordance with section 7 of this Code, or

2	reported pursuant to rule 204-2(a)(12) under the Advisers Act .

E.	Disclaimer of Beneficial Ownership. Any report submitted by an Access Person in accordance with this Code may contain a statement that the report will not be construed as an admission by that person that he or she has any direct or indirect beneficial ownership in any Covered Security to which the report relates. The existence of any report will not by itself be construed as an admission that any event included in the report is a violation of this Code.

F.	Alternative Reporting Procedures. To the extent consistent with rule 17j-1 under the Company Act, and rule 204-2(a)(12) under the Advisers Act, the CCO may approve other alternative reporting procedures.

FOR PERSONAL ACCOUNT RULES FOR SECTORAL HK PLEASE REFER TO SECTION J: OBLIGATIONS TOWARDS THE SFC

8. Initial and Annual Employee Certification of Compliance

A.	Initial Certification. Each Employee and Hong Kong Employee, within 10 calendar days after becoming an employee, must certify, on a form designated by the CCO, that the Employee or Hong Kong Employee (as applicable):

1.	Has received, read and understands this Code of Ethics and recognizes that the employee is subject to the Code;

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2.	Will comply with all the requirements of this Code of Ethics; and

3.	Has disclosed to the review officer all holdings of securities and all accounts required to be disclosed pursuant to the requirements of this Code of Ethics.

B.	Annual Certification. Each Employee and Hong Kong Employee must also certify annually, within the first calendar quarter of the year that the Employee or Hong Kong Employee (as applicable):

1.	Has received, read and understand this Code of Ethics and recognizes that the employee is subject to the Code;

2.	Has complied with all the requirements of this Code of Ethics; and

3.	Has disclosed or reported all personal securities transactions, holdings and accounts required to be disclosed or reported in compliance with the requirements of this Code of Ethics.

9. Confidentiality

All information obtained from any Access Person or Hong Kong Employee under this Code normally will be kept in strict confidence by Sectoral and Sectoral HK, except that reports of transactions and other information obtained under this Code may be made available to the SEC, SFC or any other regulatory or self-regulatory organization or other civil or criminal authority to the extent required by law or regulation or to the extent considered appropriate by senior management of Sectoral or Sectoral HK in light of all the circumstances. In addition, in the event of violations or apparent violations of the Code, this information may be disclosed to affected clients.

FOR SPECIFICS ON CONFIDENTIALITY FOR SECTORAL HK, PLEASE REFER TO SECTION J: OBLIGATIONS TOWARDS THE SFC

10. Identification of and Notice to Access Persons

The CCO will (A) identify all persons who are considered to be Access Persons, Hong Kong Employees and investment persons, (B) inform these persons of their respective duties and (C) provide these persons with copies of this Code of Ethics.

11. Review of Reports

A.	The CCO will review the reported personal securities transactions and holdings of each Access Person and Hong Kong Employee to assess whether any personal securities transactions are invested in the healthcare space and to determine whether a violation of this Code may have occurred. The alternative CCO will make this comparison in reviewing the reports of the CCO. Before determining that a violation has been committed by any Access Person or Hong Kong Employee, the CCO or alternative CCO will provide that person with an opportunity to supply additional explanatory material.

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B.	If the CCO or alternative CCO determines that a violation of this Code has or may have occurred, he or she will submit a written determination, together with the related report by the Access Person or Hong Kong Employee and any additional explanatory material provided by the Access Person or Hong Kong Employee, to the CEO of Sectoral or Sectoral HK (as applicable), who will independently consider and determine whether a violation has occurred.

C.	On an annual basis, the CCO will prepare a summary of the level of compliance by all Access Persons with this Code during the previous year. This summary will include the percentage of Access Person reports timely filed, the number and nature of all material violations and any other material information.

D.	On an annual basis, Sectoral will prepare and submit reports required by paragraph (C)(2)(ii) of Rule 17j-1 under the Company Act to the board of any registered Fund to which Sectoral serves an investment adviser or sub-adviser.

E.	All quarterly personal account statements shall be reviewed within 60 days of the end of the relevant quarter. The CCO or alternative CCO will date and initial each approved statement.

12. Sanctions

Any violation of this Code of Ethics will result in the imposition of such sanctions as the management of Sectoral or Sectoral HK may deem appropriate under the circumstances. These sanctions may include, but are not limited to, a warning, disgorgement of profits obtained in connection with a violation, the imposition of fines, suspension, demotion, termination of employment or referral to civil or criminal authorities.

13. Recordkeeping Requirements

Sectoral/Sectoral HK will maintain and preserve:

A.	Register of approvals of personal transactions: The CCO shall be responsible to maintain a register of requests for personal transactions and subsequent approvals in order to retain the documentary evidence authorizing all personal transactions carried on by the Employees and Hong Kong Employees;

B.	Register of employee statements of account: The CCO shall keep a register of the statements of account of the Employees and Hong Kong Employee;

C.	In an easily accessible place, a copy of this Code of Ethics (and any prior code of ethics that was in effect at any time during the past five years) for a period of five years;

D.	In an easily accessible place, a record of any violation of this Code of Ethics (and any prior code of ethics that was in effect at any time during the past five years) and of any action taken as a result of this violation for a period of five years following the end of the fiscal year in which the violation occurs;

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E.	A copy of each report (or computer printout), including initial and annual Employee and Hong Kong Employee certifications, initial and quarterly holdings and transaction reports, submitted under this Code of Ethics for a period of five years. For the first two years these reports must be maintained and preserved in an easily accessible place;

F.	In an easily accessible place, a list of all persons who are, or within the past five years were, required to make or required to review, reports pursuant to this Code of Ethics;

G.	A copy of each report provided to any Fund as required by paragraph (c)(2)(ii) of rule 17j-1 under the Company Act or any successor provision for a period of five years following the end of the fiscal year in which the report is made. For the first two years each report will be preserved in an easily accessible place; and

H.	A written record of any decision, and the reasons supporting any decision, to approve the purchase by an Access Person of any security in an initial public offering or in a limited offering. Each record must be maintained for a period of five years following the end of the fiscal year in which the approval is granted.

14. Examples of Beneficial Ownership

“Beneficial ownership” of a security has been addressed by the SEC in a number of releases and encompasses many diverse situations, including the following:

1.	Securities held by you for your own benefit, whether bearer form, registered in your name, or otherwise.

2.	Securities held by others for your benefit (regardless of whether or how they are registered), such as securities held for you by a custodian, broker, relative, executor or administrator.

3.	Securities held for your account by a pledgee.

4.	Securities held by a trust in which you have an income or remainder interest, unless your only interest is to receive principal if (i) some other remainder and dies before distribution, or (ii) some other person by will directs a distribution of trust property or income to you.

5.	Securities held by you as trustee or co-trustee, if either you or a member of your immediate family (i.e., your spouse, children and their descendants, step-children, parents and their ancestors, and step-parents [treating a legal adoption as a blood relationship]) have an income or remainder interest in the trust.

6.	Securities held by a trust of which you are the settlor, if you have the power to revoke the trust without obtaining the consent of all the beneficiaries.

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7.	Securities held by any partnership in which you are a partner.

8.	Securities held by a personal holding company controlled by you alone or jointly with others.

9.	Securities held in the name of your spouse unless you are legally separated.

10.	Securities held in the name of your minor child or in the name of any relative of yours or of your spouse (including an adult child) who is presently sharing your home, even if the securities were not received from you and the dividends are not actually used for the maintenance of your home.

11.	Securities held in the name of another person (other than those listed in examples 9 and 10 above), if by reason of any contract, understanding, relationship, agreement or other arrangement, you obtain benefits substantially equivalent the those of ownership.

12.	Securities held in the name of any person other than yourself, even though you do not obtain benefits substantially equivalent to those of ownership (as described in example 11 above), if you can vest or revest title in yourself.

STATEMENT OF POLICY AND PROCEDURE TO DETECT AND PREVENT INSIDER TRADING IN RESPECT OF SECTORAL

Because Sectoral is a registered investment adviser, Sectoral and its directors, officers and Employees are prohibited from engaging in personal securities transactions that contravene the rules adopted by the SEC to prevent fraudulent, deceptive or manipulative practices. This “Statement of Policy and Procedures to Detect and Prevent Insider Trading” (“Statement”) is a restatement of Sectoral’s existing policies concerning insider trading. The Statement is complementary to Sectoral’s Code of Ethics and integrates compliance procedures in effect under both. It is also intended to assist directors, officers and Employees in understanding and complying with the requirements of the Insider Trading and Securities Fraud Enforcement Act of 1988 (“ITSFEA”).

The general terms of this Statement are applicable to all directors, officers and Employees of Sectoral. In addition, certain individuals who may be deemed Access Persons must comply with the procedures specified in Section II. An Access Person is defined as any director, officer, or employee of any affiliated company of Sectoral who, in connection with his or her principal functions and regular duties, obtains information concerning Sectoral’s recommendations for purchase or sale of securities or who has personal knowledge of securities in the process of being purchased or sold. Finally, all directors, officers and Employees are requested to sign the Acknowledgement (see Appendix 7 to this Compliance manual). Any questions regarding Sectoral’s policy and procedures should be referred to the CCO.

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Policy Statement on Insider Trading

Sectoral forbids each of its directors, officers and Employees from trading, either personally or on behalf of others, on material non-public information or communicating material non-public information to others in violation of the law. This conduct is frequently referred to as “insider trading.”

The term “insider trading” is not defined in the federal securities laws, but is understood to refer to the use of material non-public information to trade in securities or to communications of material non-public information to others.

While the law concerning insider trading is constantly changing, it is generally understood that the law prohibits:

•	trading by an insider, while in possession of material non-public information;

•	trading by a non-insider, while in possession of material non-public information, if the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated, or

•	communicating material non-public information to others.

The elements of insider trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this policy statement, you have any questions, you should consult the CCO.

1. What is Insider Trading?

Insider trading consists of purchasing or selling a security while the purchaser or seller is in possession of material non-public information about the issuer of the security or the market for the security. In most cases, the securities that have been the subject of insider trading have been common stock of publicly traded corporations. However, trading in options on common stock or, in certain circumstances, convertible debt securities could violate the prohibition on insider trading. The classic example of insider trading occurs when an employee of a corporation buys or sells its common stock on the basis of information about the corporation learned in the course of the employee’s duties. However, inside information can also relate to a portfolio company’s stock. The most obvious example is non-public information that someone is about to make a tender offer for the stock of a portfolio company. It is clear that the insider trading rules prohibit purchasing that stock with knowledge of the proposed tender offer. Trading on “tips” can violate the prohibition against insider trading and should be avoided.

Most importantly, for Employees of Sectoral, material information may consist of information about substantial buy and sell decisions for accounts managed by Sectoral. For example, if you know that Sectoral is directing the sale of a significant block of stock for one or more of its accounts, you have insider information as to that stock and should not sell any until after Sectoral’s selling program has been concluded. Restrictions on purchases and sales of securities held or considered for purchase by Sectoral accounts are already the subject of the code of ethics. It is of critical importance that you familiarize yourself with those policies and comply with them at all times.

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2. Who is an Insider ?

The concept of “insider” is broad. It includes directors, officers and employees of a company. In addition, a person can be a ‘temporary insider” if he or she enters into a special confidential relationship with a company and as a result is given access to confidential, material information. According to the courts, before a non-insider will be considered an insider of a company, Sectoral must expect the non-insider to keep the disclosed non-public information confidential, and the relationship must at least imply such a duty.

A “temporary insider” can include, among others, a company’s attorneys, accountants, banks, consultants, and the employees of such organizations. Sectoral may become a “temporary insider” of a company for which it performs services, or with which it enters into a business relationship. For example, Sectoral could be considered a “temporary insider” of a client if confidential information is disclosed to Sectoral in connection with managing the client’s accounts.

3. What is Material Information?

Trading on insider information is not a basis for liability unless the information is material. Information generally is defined as “material” if there is a substantial likelihood that a reasonable investor would consider the information important in making his or her investment decisions, or the information is reasonably certain to have a substantial effect on the price of a company’s securities. Information that should be considered “material” includes, but is not limited to:

•	dividend changes,

•	earnings estimates,

•	changes in previously released earnings estimates,

•	major new discoveries in research,

•	disclosure of clinical results,

•	regulatory approval of drugs,

•	significant merger or acquisition proposals or agreements,

•	major litigation or government agency investigation,

•	liquidation problems, and

•	extraordinary management developments.

Material information does not have to relate directly to a company’s business. For example, in one case the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

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4. What is Non-public Information?

Non-public information is information that has not been disclosed to the public generally. Information is non-public until it has been effectively communicated to the market place; to avoid liability, one must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in a daily newspaper, or other publications of general circulation would be considered public.

Non-public information may include:

•	Information available to a select group of analysts, brokers or institutional investors;

•	Undisclosed acts which are the subject of rumors, even if the rumors are widely circulated;

•	Information that has been entrusted to you on a confidential basis, until enough time has elapsed for the market to respond to a public announcement of the information.

5. What are the Bases for Liability?

a)	Fiduciary Duty Theory

In 1980, the Supreme Court found that there is no general “duty to disclose” before trading on material non-public information, but that such a duty arises only where a fiduciary relationship exists between the parties in an investment transaction. That is, there must be a relationship between the parties to the transaction such that one party has a right to effect that the other party will disclose any material non-public information or will refrain from trading.

The Supreme Court has also stated alternate theories under which non-insiders can acquire the fiduciary duties of insiders:

1)	they can enter into a confidential relationship with a company through which they gain information (e.g., outside attorneys, independent accountants, lenders); or

2)	they can acquire a fiduciary duty to the company’s shareholders as “tippes” if they are aware or should have been aware that they have been given confidential information by an insider “tipper” who has violated his fiduciary duty to the company’s shareholders.

However, in the “tippee” situation, a breach of duty occurs only if the insider personally benefits, directly or indirectly, from the disclosure to the non-insider. The benefit does not have to be pecuniary, but can be a gift, a reputational benefit that will translate into future earnings, or even evidence of a relationship that suggests a quid pro quo.

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b)	Misappropriation Theory

Another basis for insider-trading liability is the “misappropriation” theory. Under this theory, liability is established when trading occurs on material non-public information that was stolen or misappropriated from any other person. For example, the Supreme Court found that a columnist had defrauded The Wall Street Journal when he stole information from the Journal and used it for trading in the securities markets. It should be noted that the misappropriation theory can be used to reach a variety of individuals not previously thought to be encompassed under the “fiduciary duty” theory.

c)	Controlling Person Theory

ITSFEA provides for the imposition of civil penalties upon any person who, at the time of an insider trading violation, directly or indirectly controlled the person who committed the violation, even if the controlling person had no knowledge of the violation. Such a “controlling person” is any person with power to influence or control the director or the management, policies, or activities of another person. A controlling person may be civilly liable for merely failing to take appropriate action designed to prevent insider trading activity.

6. What are the Penalties for Insider Trading?

Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers or other “controlling persons.” A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

•	civil injunctions

•	treble damages

•	disgorgement of profits

•	jail sentences

•	civil fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited,

•	civil fines for the employer or other controlling person of up to the greater of CAD1,000,000 or three times the amount of the profit gained or loss avoided,

•	criminal fines of up to CAD1,000,000 for individuals and up to CAD2,500,000 for non-natural persons, and

•	exposure to civil litigation by a plaintiff who traded the securities “contemporaneously” with, and on the opposite side of the market from the insider trader.

In addition, any violation of this policy statement can be expected to result in serious sanctions by Sectoral, including dismissal of the persons involved.

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PROCEDURES TO IMPLEMENT SECTORAL’S INSIDER TRADING POLICY

The following procedures are intended to aid the directors, officers, and employees of Sectoral and its affiliates who are Access Persons in avoiding insider trading, and to aid Sectoral in preventing, detecting and imposing sanctions against insider trading. If you have any questions about these procedures you should consult CCO.

1. Identifying Inside Information

Before trading in the securities of a company about which you may have potential inside information, ask yourself the following questions:

a.	Is the information material? Is this information that an investor would consider important in making his or her investment decision? Is this information that would substantially affect the market price of the securities if generally disclosed?

b.	Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal or other publications of general circulation?

If, after consideration of the above, you believe that the information is material and non-public, or if you have questions as to whether the information is material and non-public, you should take the following steps:

a.	Discuss the matter immediately with the CCO or the alternative CCO.

b.	Do not purchase or sell the securities on behalf of yourself or others.

c.	Do not communicate the information inside or outside Sectoral, other than to the CCO or the alternative CCO.

d.	After the CCO or the alternative CCO have reviewed the matter, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

2. Restricting Access to Material Nonpublic Information

Information in your possession that you identify as material and non-public may not be communicated to anyone, including persons within Sectoral, except as provided in paragraph 1 above. In addition, care should be taken so that such information is secure. For example, files containing material non-public information should be locked and access to computer files containing material non-public information should be restricted.

3. Resolving Issues Concerning Insider Trading

If, after consideration of the items set forth in paragraph 1, doubt remains as to whether information is material or non-public, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the CCO or the alternative CCO before trading or communicating the information to anyone.

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SUPERVISORY PROCEDURES TO IMPLEMENT INSIDER TRADING POLICY

The role of the CCO is critical to the implementation and maintenance of Sectoral’s policy and procedures against insider trading. These Supervisory Procedures are divided into two classifications — prevention of insider trading and detection of insider trading.

1. Prevention of Insider Trading

To prevent insider trading, the CCO should:

a.	provide, on a regular basis, an educational program to familiarize officers, directors and Employees with Sectoral’s policy and procedure;

b.	answer questions regarding Sectoral’s policy and procedures;

c.	resolve issues of whether information received by an officer, director or Employee of Sectoral is material and non-public;

d.	review on a regular basis and update as necessary Sectoral’s policy and procedures;

e.	when it has been determined that an officer, director or Employee of Sectoral has material non-public information;

i.	implement measures to prevent dissemination of such information, and

ii.	if necessary, restrict officers, directors and Employees from trading the securities; and

f.	promptly review, and either approve or disapprove, in writing, each request of an officer, director or Employee for clearance to trade in specified securities.

2. Detection of Insider Trading

To detect insider trading, the CCO should:

a.	review the trading activity reports filed by each officer, director and Employee required to file such reports to determine whether:

i.	all Employees who should be filing such reports are actually doing so; that is, whether every Employee who may in the course of his or her employment obtain information concerning securities recommendations has been filing reports;

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ii.	the reports are being filed on a timely basis; and

iii.	the reports on file indicate any trades on the basis of inside or confidential information; or the indications of possible misconduct evidenced in such reports.

b.	review the trading activity of the accounts managed by Sectoral,

c.	review trading activity of any proprietary accounts of Sectoral and its affiliates, and

d.	coordinate the review of such reports with other appropriate officers, directors or Employees of Sectoral.

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USE OF EXTERNAL NETWORKS

External Networks are defined as entities that refer paid industry professional or consultants to third parties for a fee. Such consultants provide such third parties with information, advice, analysis, market expertise or industry expertise for use in formulating investment views and in making investment decisions. Sectoral currently uses Gerson Lehrman Group (GLG) as an external network. In addition, some of the brokers that Sectoral has trading relations with, also provide access to their proprietary external network.

The following guidelines apply to the use of External Networks:

•	Employees should not contact or use any External Network other than GLG without first obtaining prior written approval of Sectoral’s Chief Compliance Officer.

•	Employees must ensure that all conference calls and other communications with external networks are being signed off by the CCO. This means ensuring they are entered in the Outlook calendars and are recorded in the CRM. For last minute appointments, which would not be reflected in the weekly schedule, the CCO must be advised via
e-mail.

•	Employees contacting any external networks must be especially vigilant that they have not become privy to any insider information or material non-public information.

•	In general, the following types of industry professionals or consultants raise heightened concerns and should not be engaged through an External Network without the prior approval of Sectoral’s Chief Compliance Officer:

•	An officer, director, or employee of a public company.

•	A former officer, director, or employee of a public company that separated from the company within six months of the proposed engagement.

•	A contact bound by organizational obligations (e.g., the National Institutes of Health).

•	An employee of a government or government agency, whether in the U.S. or abroad.

•	A former employee of a government or government agency that left the government less than six months before the proposed engagement.

•	A doctor or researcher who is currently participating or has participated in a clinical drug or medical device trial, the results of which have not been made public, and from whom you wish to seek information, opinions or insights directly or indirectly related to the clinical trial.

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•	Any other person who there is reason to believe has contractual or fiduciary obligations to a public company (e.g., a lawyer or auditor).

•	An Employee using an External Network should ensure that the External Network and any industry professionals or consultants engaged through the External Network agree and understand that Sectoral intends to buy and sell securities and make investment decisions based on the information provided, does not wish to receive any confidential information and does not agree to keep information conveyed to Sectoral confidential or to restrict trading in securities based on information provided by the industry professional or consultant.

•	Employees should confirm that the industry professional or consultant is not subject to any confidentiality agreement or obligation to keep any information confidential.

In the event an Employee believes that he or she may have become privy to any material non-public information through the use of an External Network, the Employee must follow Sectoral’s insider trading policy and procedures.

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ATTENDING BROKER SPONSORED CONFERENCES AND BROKER FACILITATED MEETINGS WITH COMPANY MANAGEMENTS

The following guidelines apply to any employee attending a broker sponsored conference and/ or a broker facilitated meeting with Company managements:

•	Attendance of all broker sponsored conferences should be approved by the CIO.

•	Employees must ensure that all conference calls and other communications with external networks are entered in the Outlook calendars and are recorded in the CRM.

•	Employees contacting any external networks must be especially vigilant that they have not become privy to any insider information or material non-public information.

Procedures

1.	All meetings/ conference calls with the external networks, attending of any broker sponsored conference or a broker facilitated meeting with Company managements, whether in or outside Sectoral’s offices in Montreal/ Geneva/Hong Kong must be entered in the Outlook calendar and the CRM.

2.	Details to be entered in the CRM, “New Appointment” form in the tab “Appointment” include Type (of meeting), Subject, Required (Attendees), Participants (Attendees) not in CRM, Location, Start and End Time of Meeting. In the “Details” tab, the category “Regarding” needs to be used to specify the name of the Broker.

3.	All conference call with external networks or with company managements must be conducted through either the employees desk phone or through the conference phone in the “SALK” conference room.

4.	After every call with anyone on the external network, employees’ employees reflect on whether, in their opinion, they became privy to any material non-public information during the call. If they have, then they must notify the CCO and follow the Sectoral’s policy and procedures in this regard. On at least an annual basis, employees will attest to whether they have been privy to any material non-public information.

5.	After attending any broker sponsored conference or a broker facilitated meeting with Company management, the employee must indicate whether, in their opinion, they became privy to any material

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non-public information during the call. If they have, then they must notify the CCO and follow the Sectoral’s policy and procedures in this regard.

6.	Every quarter, the CCO will sit in on at least one call with external networks or in a broker facilitated meeting with company management to oversee that Sectoral’s policy & procedures with regards to material non-public information are being followed. The CCO will, thereafter, record her feedback in a quarterly forensic test.

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